Exhibit 107
Calculation of Filing Fee Tables
Form S-3ASR
(Form Type)
Zai Lab Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.00006 per share(2)(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A

Total Fee Offsets	N/A
Net Fee Due	N/A
(1)    An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices, in U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a pay as you go basis.
(2)    To be issued by Zai Lab Limited.
(3)    The Ordinary Shares may be represented by American depositary shares, or ADSs, each of which represents one Ordinary Share. ADSs issuable upon deposit of Ordinary Shares registered hereby, have been registered under a separate registration statement on Form F-6 (Registration No. 333-273257).